Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 14, 2017, pursuant to an Asset Purchase Agreement dated as of March 7, 2017 (the “Acquisition”), Extreme Networks, Inc. (the “Company” or “Extreme”) acquired the net assets of Avaya Inc.’s (“Avaya”) fabric-based secure networking solutions and network security solutions business unit (“Avaya Networking”).  The Acquisition was accounted for under the acquisition method of accounting for business combinations, with Extreme treated as the acquiring company for accounting purposes.

The unaudited pro forma condensed combined balance sheet at March 31, 2017 gives effect to the Acquisition as if it was consummated on March 31, 2017 and includes all adjustments which give effect to events that are directly attributable to the Acquisition and that are factually supportable. The unaudited pro forma condensed combined statements of operations for each of the year ended June 30, 2016 and the nine months ended March 31, 2017 are presented as if the Acquisition was consummated on July 1, 2015 and include all adjustments which give effect to events that are directly attributable to the Acquisition, expected to have a continuing impact and that are factually supportable.  The pro forma condensed combined financial statements presented herein are based on the historical financial statements of Extreme and Avaya Networking after giving effect to the Acquisition using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2017 combine the Company’s unaudited consolidated statement of operations for the nine months ended March 31, 2017 with Avaya Networking’s nine months of operations consisting of its unaudited special purpose interim combined statement of revenues and direct expenses for the six months ended March 31, 2017 adjusted for an additional three months of operations ended September 30, 2016.

The Extreme unaudited consolidated balance sheet and unaudited statement of operations information as of and for the nine months ended March 31, 2017 was derived from its unaudited condensed consolidated financial statements included in its Form 10-Q for the nine months ended March 31, 2017, (the “Extreme 10-Q”).  The Extreme unaudited statement of operations information for the year ended June 30, 2016 was derived from its audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended June 30, 2016, filed by the Company with the SEC, (the “Extreme 10-K”).

The Avaya Networking information for the unaudited combined assets to be acquired and liabilities to be assumed and the unaudited statement of revenues and direct expenses for the year ended September 30, 2016 was derived from its audited special purpose combined financial statements as of and for the year ended September 30, 2016 included in Exhibit 99.1 to Extreme’s Form 8-K filed on July 18, 2017.  The unaudited statement of revenues and direct expenses information for the nine months ended March 31, 2017 was derived from its unaudited special purpose interim combined financial statements as of and for the six months ended March 31, 2017 included in Exhibit 99.2 to the Extreme Form 8-K filed July 18, 2017, adjusted for an additional three months of operations ended September 30, 2016.

The Company has not completed a full, detailed valuation analysis necessary to determine the fair values of Avaya Networking’s identifiable assets acquired and liabilities assumed in the Acquisition.  However, a preliminary valuation analysis was performed as of March 31, 2017, the date on which the Acquisition is deemed to have occurred solely for purposes of preparing the unaudited pro forma condensed combined balance sheet, related to its intangible assets, inventories, property and equipment and deferred revenue.  Accordingly, the unaudited pro forma condensed combined financial statements include only preliminary estimates.  Additional valuation procedures are expected to be performed and any increase or decreases in the fair value of the assets acquired or liabilities assumed until the purchase price allocation is finalized.  The amounts of assets acquired and liabilities assumed in the acquisition accounting will be based on their respective fair values as determined at the time of closing of the Acquisition on July 14, 2017, and may differ significantly from these preliminary estimates.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition.  The unaudited pro forma condensed combined financial statements also do not include any future integration costs.  The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Extreme and Avaya Networking been a combined company during the specified periods.  The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical audited consolidated financial statements of Extreme as of and for the year ended June 30, 2016 included in the Extreme 10-K; the historical unaudited consolidated financial statements of Extreme as of and for the nine months ended March 31, 2017 included in the Extreme 10-Q; the historical audited special purpose combined financial statements of Avaya as of and for the  year ended September 30, 2016 included in Exhibit 99.1 to the Extreme Form 8-K filed on July 18, 2017; and the historical unaudited interim special purpose combined financial statements of Avaya Networking as of and for the six months ended March 31, 2017 included in Exhibit 99.2 to the Extreme Form 8-K filed on July 18, 2017 adjusted for an additional three months of operations ended September 30, 2016.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2017

(in thousands)

	Historical Extreme	Historical Avaya	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$117,280	$-	$8,862	(a)	$126,142
Accounts receivable, net	101,960	16,100	-		118,060
Inventories	47,689	31,600	2,519	(e)	66,716
	-	-	(15,092)	(k)	-
Other current assets and prepaid expenses	25,343	5,800	351	(a)	21,294
	-	-	(10,200)	(b)	-
Total current assets	292,272	53,500	(13,560)		332,212
Property and equipment, net	30,409	11,300	(7,943)	(f)	33,766
Intangible assets, net	27,766	18,900	(18,900)	(c)	82,166
	-	-	54,400	(g)	-
Goodwill	82,680	9,800	(9,800)	(c)	107,393
	-	-	24,713	(o)	-
Other long-term assets	23,454	3,600	(3,087)	(j)	39,059
	-	-	15,092	(k)	-
Total assets	$456,581	$97,100	$40,915		$594,596

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$11,149	$-	$7,633	(a)	$18,782
Accounts payable	35,629	17,500	-		53,129
Accrued compensation and benefits	28,170	700	-		28,870
Warranty liability	10,030	-	3,348	(l)	13,378
Deferred revenue, net	78,918	22,400	(2,706)	(q)	92,474
	-	-	(6,138)	(r)	-
Deferred distributors revenue, net of cost of sales to distributors	44,258	-	-		44,258
Other accrued liabilities	37,062	12,000	(6,700)	(d)	47,407
	-	-	175	(h)	-
	-	-	5,241	(i)	-
	-	-	(1,475)	(l)	-
	-	-	1,104	(p)	-
Total current liabilities	245,216	52,600	482		298,298
Deferred revenue, less current portion	23,856	-	1,376	(m)	25,232
Long-term debt , less current portion	83,775	-	71,229	(a)	155,004
Deferred income tax liabilities	6,140	-	-		6,140
Other non-current liabilities	9,808	11,400	5,281	(i)	23,240
	-	-	(1,873)	(l)	-
	-	-	(1,376)	(m)	-
Total liabilities	368,795	64,000	75,119		507,914

Shareholders’ equity:
Common stock	110	-	-		110
Additional paid-in capital	903,209	-	-		903,209
Accumulated other comprehensive income	(3,099)	-	-		(3,099)
Accumulated deficit	(812,434)	-	(1,104)	(p)	(813,538)
Total shareholders' equity	87,786	-	(1,104)		86,682

Total liabilities and shareholders’ equity	$456,581	$64,000	$74,015		$594,596

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended March 31, 2017

(in thousands, except per share amounts)

	Historical Extreme	Historical Avaya	Pro Forma Adjustments		Pro Forma Combined

Net Revenues:
Product	$310,709	$166,000	$(1,162)	(q)	$475,547
Service	108,708	35,600	(386)	(r)	143,922
Total net revenues	419,417	201,600	(1,548)		619,469
Cost of revenues:
Product	155,987	93,800	(189)	(f)	249,598
Service	40,684	12,500	-		53,184
Total cost of revenues	196,671	106,300	(189)		302,782
Gross profit:
Product	154,722	72,200	(973)		225,949
Service	68,024	23,100	(386)		90,738
Total gross profit	222,746	95,300	(1,359)		316,687

Operating expenses:
Research and development	67,003	33,800	(2,178)	(f)	98,625
Sales and marketing	116,824	54,100	(2,500)	(c)	169,652
	-	-	(316)	(f)	-
	-	-	1,544	(t)	-
General and administrative	27,296	-	-		27,296
Acquisition and integration costs	9,908	-	-		9,908
Restructuring charges, net	9,572	-	-		9,572
Amortization of intangibles	7,510	3,300	(3,300)	(c)	12,273
	-	-	4,763	(t)	-
Total operating expenses	238,113	91,200	(1,987)		327,326

Income (loss) from operations	(15,367)	4,100	628		(10,639)
Interest income, net	374	-	-		374
Interest expense	(3,000)	-	(2,592)	(t)	(5,772)
	-	-	(180)	(v)	-
Other income, net	551	-	-		551
Income (loss) before provision for income tax expense	(17,442)	4,100	(2,144)		(15,486)
Provision for income tax expense	3,252	-	-		3,252
Net income (loss)	$(20,694)	$4,100	$(2,144)		$(18,738)

Net loss per share:
Basic	$(0.19)				$(0.17)
Diluted	$(0.19)				$(0.17)
Weighted-average common shares used in computing net loss per share:
Basic	107,531		-	(w)	107,531
Diluted	107,531		-	(w)	107,531

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the twelve months ended June 30, 2016

(in thousands, except per share amounts)

	Historical Extreme	Historical Avaya	Pro Forma Adjustments		Pro Forma Combined

Net Revenues:
Product	$395,464	$204,200	$13	(q)	$599,677
Service	132,925	60,400	(5,111)	(r)	188,214
Total net revenues	528,389	264,600	(5,098)		787,891
Cost of revenues:
Product	208,739	114,900	2,519	(e)	327,589
	-	-	(369)	(f)
	-	-	1,800	(t)
Service	48,862	18,400	-		67,262
Total cost of revenues	257,601	133,300	3,950		394,851
Gross profit:
Product	186,725	89,300	(3,937)		272,088
Service	84,063	42,000	(5,111)		120,952
Total gross profit	270,788	131,300	(9,048)		393,040

Operating expenses:
Research and development	78,721	47,000	(2,407)	(f)	117,492
			(5,822)	(n)
Sales and marketing	150,806	80,400	(3,300)	(c)	228,808
	-	-	(1,156)	(f)
	-	-	2,058	(t)
General and administrative	37,675	-	-		37,675
Acquisition and integration costs	1,145	-	-		1,145
Restructuring charges, net	10,990	-	5,822	(n)	16,812
Impairment of investment	-	11,600	(11,600)	(s)	-
Amortization of intangibles	17,001	5,700	(5,700)	(c)	23,351
	-	-	6,350	(t)
Total operating expenses	296,338	144,700	(15,755)		425,283

Loss from operations	(25,550)	(13,400)	6,707		(32,243)
Interest income, net	113	-	-		113
Interest expense	(3,098)	-	(3,844)	(u)	(7,119)
	-	-	(177)	(v)
Other income, net	987	-	-		987
Loss before provision for income tax expense	(27,548)	(13,400)	2,686		(38,262)
Provision for income tax expense	4,336	-	-		4,336
Net loss	$(31,884)	$(13,400)	$2,686		$(42,598)

Net loss per share:
Basic	$(0.31)				$(0.41)
Diluted	$(0.31)				$(0.41)
Weighted-average common shares used in computing net loss per share:
Basic	103,074		-	(w)	103,074
Diluted	103,074		-	(w)	103,074

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On July 14, 2017, pursuant to an Asset Purchase Agreement dated as of March 7, 2017 (the “Acquisition”), Extreme Networks, Inc. (the “Company” or “Extreme”) acquired the net assets of Avaya Inc.’s (“Avaya”) fabric-based secure networking solutions and network security solutions business unit (“Avaya Networking”).  The Acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with Extreme treated as the acquiring company for accounting purposes.

Under the terms of the Acquisition, the consideration to be paid by Extreme to Avaya was calculated by taking a) $100.0 million, b) plus or minus a working capital adjustment relative to an agreed upon target as of the consummation of the Acquisition and c) minus assumed facility lease obligations, d) minus assumed pension obligations and, e) minus an adjustment by which the deferred revenue cost amount exceeds an agreed upon target as of the consummation of the Acquisition for preliminary net consideration of $79.8 million.

2. Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with U.S. generally accepted accounting principles and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies after giving effect to the Acquisition.

The unaudited pro forma condensed combined balance sheet on March 31, 2017 gives effect to the Acquisition as if it was consummated on March 31, 2017.  The unaudited pro forma condensed combined balance sheet as of March 31, 2017 combined the Company’s unaudited consolidated balance sheet as of March 31, 2017 with Avaya Networking’s unaudited special purpose interim combined statements of assets to be acquired and liabilities assumed as of March 31, 2017.

The unaudited pro forma condensed combined statements of operations for each of the year ended June 30, 2016 and the nine months ended March 31, 2017 are presented as if the Acquisition was consummated on July 1, 2015.  The pro forma condensed combined financial statements presented herein are based on the historical financial statements of Extreme and Avaya Networking after giving effect to the Acquisition using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2017 combined the Company’s unaudited consolidated statement of operations for the nine months ended March 31, 2017 with Avaya Networking’s unaudited special purpose interim combined statement of revenues and direct expenses for the six months ended March 31, 2017 adjusted for an additional three months of operations ended September 30, 2016.

Avaya Networking has never operated as a stand-alone business, division or subsidiary and Avaya has never maintained the distinct and separate accounts necessary to prepare full carve out financial statements. Avaya Networking’s historical operations were comingled across all lines of business of Avaya.  Due to the nature of the comingled operations, the assets acquired and liabilities assumed of Avaya Networking was a function of the legal assignment of assets and liabilities agreed upon by all parties at a date in time and do not represent all assets and liabilities used in operating Avaya Networking.  Additionally, Avaya’s historical corporate overhead costs, other than direct customer market selling expenses, were shared services that were not directly related to a specific line of business. Accordingly, the Company determined that it was impractical to prepare full carve out financial statements. The abbreviated financial statements include assets acquired and liabilities assumed presented on the Company’s acquisition method basis of accounting as of the deemed acquisition date and revenues, direct costs and operating expenses directly attributable to Avaya Networking and exclude certain corporate overhead, foreign currency translation gains and losses, interest expense and income taxes.

On July 14, 2017, the effective date of the Acquisition, the Company amended its Credit facility (the “Credit Facility”) and among other things, the amended Credit Facility increased the amount of the available borrowing under the Credit Facility from $140.5 million to $243.7 million.  On July 14, 2017, the Company borrowed an additional $80.0 million under the Credit Facility which was used to fund the purchase of the Avaya Networking business.  The unaudited pro forma condensed combined balance sheet on March 31, 2017 and the unaudited pro forma condensed combined statements of operations for each of the year ended June 30, 2016 and the nine months ended March 31, 2017 are presented as if the Credit Facility had been amended and the additional borrowing of $80.0 million had occurred on the respective consummation dates as noted above.

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.  The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Extreme and Avaya Networking been a combined company during the specified periods.

3. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, identifiable assets and liabilities of Avaya Networking, including identifiable intangible assets, were recorded based on their estimated fair values as of the effective time of the Acquisition.  Goodwill is calculated as the difference between the estimated acquisition consideration and fair values of identifiable net assets acquired.

The estimated acquisition consideration and the preliminary allocation of the estimated acquisition consideration are, in part, based upon a preliminary management valuation, as described below, and the Company’s estimates and assumptions which are subject to change.

Tangible assets and liabilities: The fair value of working capital related items, such as other current assets and accrued liabilities, approximated their book values at the date of acquisition.  Inventories were valued at fair value using the net realizable value approach.  The fair value of property and equipment was determined using a cost approach.  The fair value of the acquired deferred revenue was estimated using the cost build-up approach.

Inventories: Inventories acquired include raw materials and finished goods. The fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs.  The fair value of raw materials has been estimated to equal their replacement cost.

Deferred revenues: Deferred revenue acquired primarily represents amounts for deferred maintenance contracts and deferred product revenues which have not yet fully met revenue recognition criteria.

Property and equipment: Avaya Networking’s property and equipment primarily consists of test equipment, computers, and furniture and fixtures with a relatively short useful economic life.  The fair value of the assets was determined using the current replacement cost method.

Identifiable intangible assets and liabilities: Identifiable intangible assets and liabilities acquired include existing technology, customer relationships, trade names, backlog and in-process research and development. The fair value of intangible assets is based on management’s preliminary valuation as if the acquisition occurred on the acquisition date of March 31, 2017.  Estimated useful lives (where relevant for the purposes of these unaudited pro forma financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows.

•

Existing technology: The intangible assets reflect the estimated value of Avaya Networking’s existing technology.  The preliminary fair value of existing technology of $35.5 million was determined using the income approach.  The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for each product.  Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market participants.  The fair value of existing technology was capitalized as of the acquisition date and subsequently will be amortized over the estimated remaining life of the products ranging from 2 to 7 years.

•

Customer relationships: Customer relationships reflect the estimated value of the existing relationships with Avaya Networking’s current customers.  The preliminary fair value of the customer relationships of $12.4 million was determined using the income approach and the cost replacement approach.  The Company will amortize the customer relationships over an estimated life of 8 years.

•

Trade names:  The intangible assets reflect the estimated value of the use of the trade names under which Avaya sold its networking products.  The preliminary fair value of the trade names of $2.4 million was determined using the relief from royalty approach.  Under the relief from royalty method, the value of the subject assets is estimated by determining the royalties the Company is relieved from paying because the Company owns the assets.  The Company will amortize the trade names using the straight-line method over an estimated life ranging from 2 to 6 years.

•

Backlog: The backlog represents the estimated value of products which have already been sold and are waiting to be manufactured and delivered.  The preliminary fair value of the backlog of $1.8 million was determined using the income approach and amortized to cost of product sales over the year ended June 30, 2016, for purposes of these pro forma financial statements which represents the anticipated time period in which the backlog will be fulfilled.

•

In-process research and development: In-process research and development represents incomplete research and development projects at Avaya.  Management estimated that approximately $2.3 million of the acquisition consideration represents the fair value of acquired in-process research and development.  The fair value of in-

process research and development was determined using the income approach.  It also took into consideration information and certain program-related documents and forecasts prepared by management.  The fair value of in-process research and development was capitalized as of the acquisition date and is subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts.  Accordingly, during the development period after the completion of the acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing.  Upon successful completion of the development process for an acquired in-process research and development project, a determination as to the useful life of the asset will be made.  The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the estimated useful life of the asset.

•

Unfavorable Lease:  The Company assumed a lease for office space in Maidenhead United Kingdom.  The fair value of the unfavorable lease of $10.5 million represents the difference between the contract rate over the market rate for similar leases, discounted to its present value.

•

Goodwill: Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present.  In the future, if it is determined that goodwill is impaired, an impairment charge would be recorded at that time.

Pre-acquisition contingencies: The Company has not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to management prior to the end of the measurement period (no longer than 12 months after the closing of the Acquisition), which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be reflected in the acquisition accounting.

The preliminary determination of the fair value of the acquired net assets, assuming the Acquisition had closed on March 31, 2017, is as follows (in thousands):

Preliminary Allocation as of July 14, 2017
Accounts receivables, net	$16,100
Inventory	34,119
Other current assets	5,800
Property and equipment	3,357
Other long-term assets	513
Accounts payable and accrued expenses	(23,616)
Deferred revenue	(13,556)
Other liabilities	(21,981)
Net tangible assets acquired	736
Identifiable intangible assets	52,100
In-process research and development	2,300
Goodwill	24,713
Total intangible assets acquired	79,113
Total net assets acquired	$79,849

The final determination of the fair value of the identifiable net assets acquired will be based on Avaya’s assets acquired and liabilities assumed as of the effective time of the Acquisition on July 14, 2017.  The purchase price allocation may change materially based on the receipt of more detailed information.  Therefore, the actual allocations will differ from the pro forma adjustments presented.

4. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the Acquisition’s estimated consideration and to adjust amounts related to the tangible and intangible assets and liabilities of Avaya Networking to reflect the preliminary estimate of their fair values and the impact on the statement of operations as if Extreme and Avaya Networking had been combined during the periods presented.  The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.	To record additional borrowing by Extreme to fund the Acquisition.
b.	To apply deposits made by Extreme to Avaya in March to the purchase consideration.

c.

To eliminate Avaya Networking’s existing intangible assets prior to acquisition and the historical intangible asset amortization expense of Avaya Networking for the year ended June 30, 2016 and the nine months ended March 31, 2017.

d.	To eliminate the Avaya Networking restructure accrual for lease obligations.
e.	To reflect the estimated fair value of the Avaya Networking inventory acquired as of March 31, 2017 and resulting recognition of the additional cost of products for the year-end June 30, 2016.
f.	To reflect the estimated fair value of the Avaya property and equipment acquired, write off assets with no future value and to record the related adjustment to depreciation expense.
g.	To record estimated fair value of the Avaya Networking identifiable intangible assets acquired.
h.	To record an assumed liability from Avaya Networking.
i.	To record the fair value of unfavorable facilities lease obligations.
j.	To eliminate assets with no future value to the Extreme.
k.	To reclassify the Avaya Networking maintenance spares value consistent with the Extreme presentation.
l.	To reclassify the Avaya Networking warranty liability consistent with the Extreme presentation.
m.	To reclassify the Avaya Networking deferred revenue consistent with the Extreme presentation.
n.	To reclassify the Avaya Networking restructuring expense consistent with the Extreme presentation.
o.	To record goodwill related to the Acquisition.
p.

To record Extreme’s estimated transaction costs which were incurred after March 31, 2017.  These estimated transaction costs are included in accumulated deficit and accrued liabilities as of March 31, 2017, as the transaction costs are assumed to have been incurred prior to closing of the Acquisition on March 31, 2017.

q.	To adjust revenue consistent with Extreme’s revenue recognition policy.
r.	To record the fair value of deferred maintenance revenue and the periodic amortization.
s.	To eliminate the asset impairment charge which has no continuing impact to the business.
t.	To record amortization of newly acquired intangible assets.
u.

To adjust interest expense related to the increased debt in connection with the Acquisition. The increase in interest expense was determined by applying the average interest rate to the assumed incremental outstanding debt balance.

v.	To record interest expense associated with the present value of assumed lease obligation.
w.	No additional shares were issued in connection with the Acquisition.

5. Non-recurring Transaction Costs

Extreme and Avaya have incurred and Extreme will continue to incur certain non-recurring transaction expenses.   Non-recurring transaction expenses were incurred after the nine months ended March 31, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2017 includes an adjustment of $1.1 million to accrued liabilities for transaction expenses incurred by Extreme subsequent to March 31, 2017 (see Note 4, Pro Forma Adjustments above).   These transaction expenses are not reflected in the unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2017, as they are not expected to have a continuing impact on operations.  Estimated transaction expenses of Avaya related to the Acquisition which were incurred after March 31, 2017, have not been included in accrued liabilities as of March 31, 2017 as those expenses were borne by Avaya and have no continuing impact on operations.